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                                                                Exhibit 3.2


Secretary of State
State of Wyoming
The Capitol
Cheyenne, Wyoming 82002-0020

                             ARTICLES OF AMENDMENT

                   INTERACTIVE TECHNOLOGIES CORPORATION, INC.


         The shareholders of the Corporation held a special meeting on May 2, 1997 at 10:00 a.m. at its offices at 102 South Harbor City Boulevard, Melbourne, Florida. The record date established for this meeting was April 1, 1997, on which date there were 12,209,612 shares outstanding. Roll was taken and there were 7,581,808 shares present to vote at the meeting.

         Upon motion duly made a vote was taken and the following resolution was passed by an affirmative vote of 7,581,808 shares:

         RESOLVED that ARTICLE FOUR of the Articles of Incorporation of the Company be amended to read as follows:

"ARTICLE FOUR:           The authorized shares shall be:


Number of
Shares                  Class          Series              Par Value Per Share
--------------------------------------------------------------------------------
50,000,000              COMMON                             $0.01

20,000,000              PREFERRED                          $0.01



As to the 20,000,000 shares of authorized Preferred Stock, the Board of Directors of the Company shall have the authority to determine in whole or part the preferences, limitations and relative rights within the limits set forth in W.S. 17-16-601 of the Wyoming Business Corporation Act. The Board of Directors of the Company will have the authority to, but not be limited to, issue the Preferred Stock in one or more series and to establish the number of shares to be included in each series, to fix or alter the voting powers and designation, conversion prices, redemption prices, maturity dates or other special rights and qualifications, limitations or restrictions of such shares of Preferred Stock."



Dated: May 2,1997                          /s/ Perry Douglas West
                                           ------------------------------------
                                           Perry Douglas West




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 Chairman of the Board of Directors
 Chief Executive Officer